EXHIBIT 23




             CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 6, 1995, which appears on page 19 of the 1994 Annual Report to Shareholders of L.A. Gear, Inc., which is incorporated by reference in L.A. Gear, Inc.'s Annual Report on Form 10-K for the year ended November 30, 1994. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page 14 of such Annual Report on Form 10-K. We also consent to the incorporation by reference in the Registration Statement of our report dated November 13, 1995 appearing on page F-1 of the Annual Report of the L.A. Gear, Inc. Employee Stock Savings Plan on Form 11-K for the year ended November 30, 1994.





/s/ Price Waterhouse LLP
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Price Waterhouse LLP
Los Angeles, California
November 13, 1995